Section 7: NY Commission and production schedules

Variable Second-to-Die Life Insurance (V2D)
------------------------------------ ----------------------------------- -----------------------------------
            Persistency                             EAP                                Sales
                                     -----------------------------------
             Standard                     Qual.             Calc.                   Benefit Plan
------------------------------------ ----------------- ----------------- -----------------------------------
                87%                         o                 o                          o
------------------------------------ ----------------- ----------------- -----------------------------------

------------------------------------ ----------------------------------- -----------------------------------
Variable(s)                          Commission                          Production
------------------------------------ ----------------------------------- -----------------------------------
                                        PERCENT OF        PERCENT OF                        PREMIUMS PAID
                                      PREMIUM UP TO    PREMIUM PAID IN                       IN EXCESS OF
CATEGORY                                  TARGET       EXCESS OF TARGET  TARGET X FACTOR   TARGET X FACTOR
------------------------------------ ----------------- ----------------- ----------------- -----------------
All ages                                   50%               2.0%               28               1.1
------------------------------------ ----------------- ----------------- ----------------- -----------------

--------------------------- --------------------------------------------------------------------------------
Variable(s)                                           Client Service Commissions
--------------------------- --------------------------------------------------------------------------------
YEAR                                           COMMISSION PER $1,000 MARKET VALUE OF THE
                                               AVERAGE QUARTERLY CASH VALUE*(LESS LOANS)
                            --------------------------------------------------------------------------------
                                      PROPRIETARY ASSETS                     NONPROPRIETARY ASSETS
--------------------------- ---------------------------------------- ---------------------------------------
1+                                           $1.25                                   $.75**
--------------------------- ---------------------------------------- ---------------------------------------

* Average quarterly cash value (less loans) is calculated by taking the cash values from the previous and current quarter's consolidated statement and dividing by two.
** Paid quarterly (i.e., $.3125 per $1,000 each quarter for proprietary assets and $.1875 per $1,000 for nonproprietary assets). Quarterly service fee is paid when the quarterly client Consolidated Statement is printed.

New Business Commissions

Credited to the selling advisor(s) with weighted production up to the target premium. Credited to the servicing advisor(s) on payments made in excess of the target premium.

Client Service Commissions

Client Service Commissions are credited to the servicing advisor(s) on the market value of the cash value.

Examples:
a. If the target premium is $8,000 and the entire amount has been paid, commissions and weighted production would be calculated as follows:

     COMMISSIONS                 PRODUCTION
-----------------------------------------------------------
     $8,000 X 50% = $4,000       $8,000 X 28 = 224,000

b. If the target premium is $8,000 and a $10,000 premium is applied, commissions and weighted production would be calculated as follows:

     COMMISSIONS                               PRODUCTION
-------------------------------------------------------------------------
     Target: $8,000 x 50% =   $4,000           $8,000 x 28 =   224,000
     Excess: $2,000 x 2% =        40           $2,000 x 1.1 =    2,200
                             -------                          --------
                              $4,040                           226,200

c.   If the selling  advisor in Examples a. and b. is a  second-year  advisor in
     his  or  her  45th  service  period,   Supplemental  Commissions  would  be
     calculated as follows (assumes the advisor is meeting PVS and FPR):

     SUPPLEMENTAL COMMISSIONS
--------------------------------------------------------------------------------
     $4,040 (commissions earned) x 15% (Supplemental rate) = $606

     TOTAL COMMISSIONS EARNED
--------------------------------------------------------------------------------
     $4,040 (commissions earned) + $606 (Supplemental Commissions = $4,646

Guidelines

1. Annualization

a. What are the criteria for annualization?

Commissions will annualize if accounts are submitted with money and set up with a bank authorization (BA), group billing, special payment option (SPO) from Cash Management or Tax-Free Money Fund, military allotment (MA) or payroll deduction. Annualized commissions are not credited on payroll deductions for American Express financial advisors or corporate office employees.

b. How is the compensation base determined?

Annualized commissions are based on the lesser of the target premium or the systematic payment times frequency up to a maximum of $1,500. (Exception: If a group bill is set up as a percent of the client's total group bill, annualized commissions will be calculated based on the lesser of the target premium or $1,500.)

c. When does it annualize?

Annualized commissions will be credited when the policy is submitted with money and the systematic billing is set up. (Exceptions: MAs will annualize without submitted money. SPOs are set up when the policy is issued; therefore, annualized commissions are not credited until the policy is issued.) Commissions will also annualize up to the target premium if the systematic billing is set up in the first contract year before the target premium is met.

d. What is the maximum annualized compensation?

Annualized commissions are limited to $1,500 per account.

e. What causes adjustment?

If payments decrease, the annualized commissions will be adjusted. If payments increase, the time required to reduce the amount of unearned annualized commissions will decrease. If the systematic payment is stopped, all unearned annualized commissions will be reversed. If the policy lapses or is surrendered, the advisor will lose all unearned annualized commissions and weighted production.

2. Compensation timing

Compensation is credited after business is processed.

New Business:
     Up to two business days for new business entries
     Two to 60 business days for underwriting, depending on underwriting requirements Up to five business days after underwriting to issue the policy

1035 exchanges:
     60 business days or until the money is received from the other company

Policy changes:
     Fourteen calendar days or up to 60 calendar days, depending on underwriting requirements. IDS Life credits compensation only after the policy change is completed and money is applied to the account.

Surrenders:
     Four business days

Death claims:
     Seven calendar days

IDS Life of New York will pay a maximum of $1,500 in commissions on submitted business. If additional commissions are due, they will be credited once the policy is in force. The maximum annualized commission of $1,500 still applies. If additional commissions are due, they will be credited once the $1,500 in annualized commissions is earned and then subsequent commissions are credited as each premium is applied to the account. (Exception: Submitted business commissions will not be paid on personal purchases and sales to relatives; however, full compensation will be credited once the policy is in force.)

IDS Life of New York credits compensation on permanent ratings only after the policy is in force. The company does not credit compensation on temporary ratings or aviation riders.

If the client is 76 years old or older, the face amount of policy is more than $1 million, or if it is COD business, commissions and weighted production will not be credited until the policy is issued. The weighted production is effective on the date the policy is received in the corporate office.

Weighted production on the initial sale is effective on the date the policy is received in the corporate office. For payments in excess of the target premium, weighted production is effective on the accounting date of the increase or older addition, it is not backdated to the date the corporate office received the policy change.

3. Exit/purchase transactions

Exit/purchase transaction rules apply only when IDS Life or IDS Life of New York traditional life, Universal Life, Variable Second-to-Die Life, Variable
Universal Life or LP+ policy is surrendered or lapses and a Variable Second-to-Die Life policy is purchased. When this occurs and the final premium due date of the lapsed or surrendered policy is six months before or one year after the corporate office receipt date of the new policy, compensation will be adjusted.

If the lapsed or surrendered policy is not another Variable Universal Life or Variable Second-to Die Life policy, the following rules apply:

New policies that result in the same amount of coverage as the lapsed or surrendered policy will pay a conservation fee without weighted production. The amount of the conservation will be an amount equal to 25% of normal commissions.

Full commission and weighed production will be paid on any increased coverage portion of the new policy.

If the lapsed or surrendered policy is another Variable Second-to Die Life policy or Variable Universal Life, the following rules apply:

New policies that result in the same amount of coverage as the lapsed or surrendered policy will pay a conservation fee without weighted production. The amount of the conservation paid will be based on the following:

======================================= ========================================
 Lapsed or surrendered policy base            Conservation fee amount
   plan-specified amount
--------------------------------------- ----------------------------------------
        $      0 - 99,999                               $100
         100,000 - 349,999                              200
         350,000 +                                      400
--------------------------------------- ----------------------------------------

Full commission and weighted production will be paid on any increased coverage portion of the new policy.

Cash-value rollover premium dollars from life insurance policies to Variable Second-to Die Life policies pay compensation. Full compensation will only be paid on the rollover dollars used to fund the portion of the target premium or MFYAP associated with the increased portion of coverage. No compensation is paid on rollover dollars used to fulfill the target premium or MFYAP associated with the even coverage portion of the new policy. Compensation is not credited on loans or partial surrenders used to pay premiums on another policy. No excess commissions are paid on cash-value rollovers.

4. Licenses required

An advisor must have a life insurance license for the state in which the application was signed to receive new business compensation. For Variable Second-to-Die Life, an advisor must also have a Series 6 or 7 license. In addition, some, but not all states require a Variable Life Insurance license and either a Variable Annuity license or a Variable Contracts license. After the account is open, the advisor must hold the appropriate license(s) in the client's resident state to receive compensation. For IDS Life of New York products, the advisor must also hold the appropriate New York licenses.

5. Persistency

The persistency standard for Variable Second-to-Die Life products sold is 87%.

6. Advisor/relative purchases

No special rates are available for advisors or their relatives on these products; therefore, full compensation is credited on these sales only after the policy is in force. Annualized commissions will be credited when the policy is issued if the account is set up on a systematic payment arrangement, except for payroll deductions for American Express financial advisors and corporate office employees.

7. Reversals

On applications that are withdrawn, declined or not taken, or if all requirements are not received in the corporate office within the allotted time, commissions and weighted production will be reversed. IDS Life of New York does not credit further compensation until the policy is re-opened, all requirements are received in the corporate office and the policy is placed in force. If the policy lapses or is surrendered, the advisor will lose any unearned commissions, all target premium production up to 26 months from the sale date, and all add-on production for the previous 14 months. Ten-day free looks and cancellations will result in a full reversal of both commissions and weighted production . In the case of a death claim, the advisor will lose all unearned annualized commissions. Weighted production will be reversed as of the sale effective date.

8. Supplemental Commissions

For first-, second- and third-year advisors, Supplemental Commissions will be credited at the following rates:

=================== ==================== =======================================
   Service year       Service period            Highly fronted, some deferred*
------------------- -------------------- ---------------------------------------
        1                   1-26                              35%
        2                 27-39                               25
        2                 40-52                               15
        3                 53-78                               10
------------------- -------------------- ---------------------------------------

* These rates are a percentage of New Business Commissions

Supplemental Commissions are credited based on the rate in effect at the time the business was submitted and the first payment was received. For instance, if you submit business while you are a first-year advisor but it is not issued until you reach your second year, you will received Supplemental Commissions at the first-year rate.

Supplemental  Commissions are credited when the policy is in force; they are not
credited  on  submitted  business.   For  more  information  about  Supplemental
Commissions, refer to Section 2, Compensation plan descriptions.